Exhibit 99.1

Royal Gold Increases Gold Stream

Interest in the Mt. Milligan Project to 52.25%

DENVER, COLORADO.  AUGUST 9, 2012:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) today announced it has agreed to acquire, through its wholly-owned subsidiary RGLD Gold AG, an additional 12.25% of the payable gold produced from  the Mt. Milligan copper-gold project, located in British Columbia, from a subsidiary of Thompson Creek Metals Company, Inc. (“Thompson Creek”) (NYSE:TC; TSX:TCM).  Consideration for the new transaction is $200 million and cash payments equal to the lesser of $435 or the prevailing market price for each payable ounce of gold delivered to Royal Gold (the “Delivery Payments”). The structure of the Delivery Payments is unchanged from the Mt. Milligan transaction announced in December 2011.  The new transaction is subject to the satisfaction of various conditions, including, among other things, Thompson Creek receiving final approval for an amendment to its senior secured revolving credit agreement satisfactory to Royal Gold and approval of the new transaction by the lenders thereunder within 30 days.  Thompson Creek is currently in negotiations with its lenders to obtain these approvals.

Combined with the prior transactions completed in July 2010 and December 2011, Royal Gold will be entitled to 52.25% of the payable gold produced from Mt. Milligan for total consideration of $781.5 million and the Delivery Payments.  To date, Royal Gold has paid approximately $454.6 million to Thompson Creek and will pay $75.0 million following closing of the new transaction and the remaining $251.9 million in five scheduled quarterly payments commencing on September 1, 2012 and ending on September 1, 2013.

Tony Jensen, President and Chief Executive Officer, commented, “We welcome the opportunity to further support Thompson Creek in the development of Mt. Milligan.  Our view of the project has not changed and we continue to believe Mt. Milligan is an attractive investment for Royal Gold, with over two decades of mine life, located in the excellent host country of Canada.”

The Mt. Milligan project is in an advanced stage of construction, and Thompson Creek estimates that commercial production will commence in late calendar 2013.  Thompson Creek also reported that as of June 30, 2012, EPCM progress is 99% complete for project engineering, 94% complete for procurement, 51% complete for construction, and overall progress is at 69%.  Thompson Creek, per a National Instrument 43-101 technical report regarding the Mt. Milligan project filed on SEDAR on October 13, 2011, has reported that proven and probable reserves total 482 million tonnes (0.20% copper; 0.39 g/t gold), containing 2.1 billion pounds of copper and 6.0 million ounces of gold.  In addition to copper production, the technical report estimates gold production to be approximately 262,000 ounces annually during the first six years of operation and 194,000 ounces annually over the life of the mine.

Thompson Creek is a growing, diversified North American mining company.  In addition to owning 100% of the Mt. Milligan copper-gold project, it owns the Thompson Creek molybdenum mine and mill in Idaho, a metallurgical roasting facility in Pennsylvania, and a 75% share of the Endako mine, mill and roasting facility in northern British Columbia.

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty and similar production based interests.  The Company owns interests on 193 properties on six continents, including interests on 39 producing mines and 26 development stage projects.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross
Vice President and Corporate Secretary
(303) 575-6504

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include the operator’s estimated date for initial production, the estimated gold and copper reserves for the project, the reserve life of the project, and the estimated average annual production over the first six years and the life of the mine.  Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, the risks inherent in construction, development and ramp up of operations of a new mine at Mt. Milligan by an operator who has not previously operated gold mines, decisions and activities of the operator of the various properties, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, operations in land subject to First Nations jurisdiction in Canada, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission.  In addition, acquired royalty interests on certain projects are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.